UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CYANOTECH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	91-1206026
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

73-4460 Queen Kaahumanu Highway, Suite 102 Kailua-Kona, Hawaii	96740
(Address of Principal Executive Offices)	(Zip Code)

Cyanotech Corporation 2016 Equity Incentive Plan
(Full title of the plan)

Jole Deal

Vice President of Finance and Administration and Chief Financial Officer

Cyanotech Corporation

73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740

Kailua-Kona, Hawaii 96740
(Name and address of agent for service)

(808) 326-1353
(Telephone number, including area code, of agent for service)

Copies to:

Samuel C. Dibble, Esq.

Jesse B. Debban, Esq.

Farella Braun + Martel LLP

235 Montgomery Street

San Francisco, California 94104

(415) 954-4400

(415) 954-4480 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, $0.02 par value per share	1,300,000	$4.08	$5,304,000	$614.73

(1)

The maximum number of securities purported to be registered by this registration statement is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, the maximum offering price per share and the maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Capital Market on November 10, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Cyanotech Corporation (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 1,300,000 shares of common stock, par value $0.02 per share (“Common Stock”), under its 2016 Equity Compensation (the “Plan”).

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given, without charge, to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Program Annual Information.

On written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), and other documents required to be delivered to the participants in the Plan pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plan are available without charge by contacting:

Cyanotech Corporation
73-4460 Queen Kaahumanu Highway, Suite 102
Kailua-Kona, HI 96740
(808) 326-1353
Attention: Jole Deal
Vice President of Finance and Administration
and Chief Financial Officer

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the Commission on June 23, 2016;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016, filed with the Commission on August 15, 2016 and November 10, 2016, respectively;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on April 4, 2016, April 12, 2016, May 23, 2016, June 8, 2016, August 29, 2016, September 1, 2016, September 9, 2016 and October 25, 2016, other than the portions of those Current Reports furnished or otherwise not deemed to be filed;

(d)

All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above, other than the portions of those documents furnished or otherwise not deemed to be filed; and

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 10, filed January 28, 1987 (File No. 0-14602), pursuant to Section 12(b) or 12(g) of the Exchange Act, including past and future amendments thereto and those portions of periodic reports filed under the Exchange Act for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to continue to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable

Item 6.	Indemnification of Directors and Officers.

Nevada Revised Statutes NRS 78.7502 (the “Corporation Act”) authorizes the indemnification of officers, directors, employees, and agents of Nevada corporations, subject to the conditions set forth therein. The Company’s Articles of Incorporation (the “Articles”) and Bylaws together provide that the Company shall indemnify its directors and officers as permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent protection from liability for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant’s Bylaws and Articles of Incorporation provide for indemnification of any covered director, officer, employee or agent of the corporation in certain circumstances. The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.	Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kailua-Kona, State of Hawaii, on this 10 day of November, 2016.

CYANOTECH CORPORATION

By:	/s/ Jole Deal
Name: Jole Deal
Title: Vice President of Finance and Administration and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on this 10 day of November, 2016.

Signature	Title

/s/ Gerald R. Cysewski	President, Chief Executive Officer and Director
Gerald R. Cysewski	(Principal Executive Officer)

/s/ Jole E. Deal	Vice President of Finance and Administration and Chief Financial Officer
Jole E. Deal	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael A. Davis	Chairman of the Board of Directors
Michael A. Davis

/s/ Nancy E. Katz	Director
Nancy E. Katz

/s/ Walter B. Menzel	Director
Walter B. Menzel

/s/ David M. Mulder	Director
David M. Mulder

/s/ David L. Vied	Director
David L. Vied

INDEX TO EXHIBITS

Exhibit	Description

4.1

Restated Articles of Incorporation dated November 2, 2012 (Incorporated by reference from Appendix A to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2012, File No. 0-14602)

4.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Report on Form 8-K dated January 7, 2010, File No. 0-14602)

5.1	Opinion of Farella Braun + Martel LLP (including consent)*

10.1	2016 Equity Incentive Plan (Incorporated by reference to the Company’s Definitive Proxy Statement filed July 15, 2016, File No. 0-14602)

23.1	Consent of Farella Braun + Martel LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm*

______________________________________________

* Filed herewith.